EXHIBIT 99.1

PRESS RELEASE
Immediate
Contact:
Catharine S. Bower - (610) 369-6618
Csbower@natpennbank.com

NATIONAL PENN BANCSHARES, INC. DECLARES STOCK SPLIT

Boyertown, Pa. August 24, 2005-- The Board of Directors of National Penn Bancshares, Inc., citing the company’s continued strong financial performance, today declared a five-for-four split of its common stock. The five-for-four split will be paid September 30, 2005, to shareholders of record on September 9, 2005. Accordingly, the company’s cash dividend will be adjusted so that the cash dividend earned on five shares will be the same amount as previously earned on four shares, until any future action on the cash dividend is taken by the Board of Directors. National Penn Bancshares, Inc. has approximately 34.7 million common shares outstanding as of August 24, 2005.

In making the announcement, Chairman and Chief Executive Officer Wayne R. Weidner noted that the company has declared either a stock split or stock dividend each year for the past 28 years. “This strong financial track record is the result of National Penn’s focus on providing individualized financial solutions to customers, which has benefited both our customers and our shareholders,” he said.

National Penn Bancshares, Inc. is a $4.59 billion financial services company operating 73 offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn Investors Trust Company, with client assets approaching $1.6 billion, provides trust and investment management services as well as brokerage services marketed through National Penn Investment Services and provided by Primevest Financial Services, Inc.; and investment advisory services provided through FirstService Capital, Inc. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the NASDAQ Stock Market under the symbol “NPBC.” Additional information about the National Penn family is available on the company’s Web site at www.nationalpennbancshares.com.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; reputational risks and other risks and uncertainties discussed in NPBC’s reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. NPBC cautions you not to place undue reliance on these statements. NPBC undertakes no obligation to publicly release or update any of these statements.
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